SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 1, 2006

THE ARISTOTLE CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-14669	06-1165854
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

06902

(ZIP CODE)

(203) 358-8000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 2.02 Results of Operations and Financial Condition.

On May 1, 2006, The Aristotle Corporation issued a press release announcing financial results for the quarter ended March 31, 2006, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits

Exhibit 99.1 - Press release of The Aristotle Corporation, dated May 1, 2006.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION
(Registrant)

By: /s/ H. William Smith

Name: H. William Smith
Title: Vice President, General Counsel
and Secretary

Date: May 2, 2006

EXHIBITS

Exhibit 99.1 Press release issued May 1, 2006.

Exhibit 99.1

For Immediate Release

News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

2006 First Quarter Results

Stamford, CT, May 1, 2006 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the quarter ended March 31, 2006.

First Quarter 2006 Results

For the three months ended March 31, 2006, net sales increased 10.6% to $46.2 million from $41.7 million in the first quarter of 2005.  Earnings before income taxes increased 24.3% to $6.5 million from $5.2 million in the 2005 first quarter, and net earnings increased 24.2% to $4.0 million from $3.2 million in the 2005 first quarter.  Net earnings applicable to common stockholders in the first quarter of 2006 were $1.8 million, or $.10 per diluted common share, compared to net earnings applicable to common stockholders of $1.0 million, or $.06 per diluted common share, in the 2005 first quarter.  Net earnings applicable to common stockholders in both the 2006 and 2005 periods were reduced by the accretion of $2.2 million for dividends on Aristotle’s Series I and Series J preferred stocks.

The reported net earnings are shown after deduction for Federal, state and foreign income tax expenses.  Approximately $1.9 million and $1.6 million of the income tax provision for the 2006 and 2005 first quarters, respectively, relate to the non-cash charge for utilization of Federal net operating tax loss carryforwards (“NOL’s”).  The utilization of NOL’s for the reported quarters reduces Aristotle’s current Federal tax liability, thereby conserving cash.  Except for Federal alternative minimum tax obligations arising from limitations on the use of NOL’s in future periods, Aristotle anticipates that the utilization of available NOL’s will offset its Federal taxable income through 2006.  At March 31, 2006, the Condensed Consolidated Balance Sheet includes a net deferred tax asset of $12.2 million, of which $8.0 million relates to the NOL’s.

Steven B. Lapin, Aristotle’s President and Chief Operating Officer, stated, “The corporate-wide sales growth achieved in this year’s first quarter is exceptional for the markets that Aristotle serves.  Your Company’s largest business segment, focused on K-12 level classroom educational materials primarily distributed in the U.S. and Canada, experienced a revenue increase of nearly 12% compared to the same quarter last year.  And, the Commercial segment achieved an approximate 5% revenue growth this quarter.”

“At the same time, selling and administrative expenses have increased only 4.2% in the comparable periods.  The combined effect of your Company’s sales growth, stable gross margins and controlled expenses yielded an EBITDA increase of 18.7% to $7.0 million in the first quarter of 2006 compared to $5.9 million in the first quarter of 2005.”

Dean Johnson, Aristotle’s Chief Financial Officer, commented, “Like many other businesses, your Company is concerned about the potential negative impact of high petroleum prices which, among other things, affect plastic material costs and shipping expenses.  And, although Aristotle has performed well in this environment during recent quarters, management is well aware that it must continue to employ procurement practices designed to maximize inventory investment returns, creative product development efforts to meet its customer needs, and prudent operating expense controls in order to build upon the success realized to date.”

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP.  This non-GAAP financial measure is intended to supplement the reader’s overall understanding of Aristotle’s current financial performance.  However, this non-GAAP financial measure is not intended to supercede or replace Aristotle’s GAAP results.  A reconciliation of the non-GAAP results to the GAAP results is provided in the “Reconciliation of GAAP Net Earnings to EBITDA” schedule below.  EBITDA is defined as net earnings before income taxes, interest expense, other income and expense, and depreciation and amortization.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products.  A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific, and Summit Learning.  Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators, health care products and items for the agricultural, senior care and food industries.  Aristotle has approximately 800 full-time employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Saugerties, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are approximately 17.3 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements.  Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company’s securities, and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company’s securities which is not held by the Company’s majority stockholder and members of the Company’s Board of Directors and management; (v) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position; and (vi) other factors identified in Item 1A, Risk Factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  As a result, Aristotle’s future development efforts involve a high degree of risk.  For further information, please see Aristotle’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net sales	$46,164	41,748
Cost of sales	28,565	25,685
Gross profit	17,599	16,063

Selling and administrative expense	11,082	10,633
Earnings from operations	6,517	5,430

Other income (expense):
Interest expense	(447)	(291)
Other, net	405	70
	(42)	(221)
Earnings before income taxes	6,475	5,209

Income taxes:
Current	722	465
Deferred	1,792	1,556
	2,514	2,021
Net earnings	3,961	3,188

Preferred dividends	2,159	2,158
Net earnings applicable to common stockholders	$1,802	1,030

Earnings per common share:
Basic	$.10	.06
Diluted	$.10	.06

Weighted average common shares outstanding:
Basic	17,249,302	17,144,992
Diluted	17,494,518	17,407,253

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net earnings	$3,961	3,188
Add:
Income taxes	2,514	2,021
Interest expense	447	291
Other, net	(405)	(70)
Depreciation and amortization	435	429
EBITDA	$6,952	5,859

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands)

Assets	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$1,999	1,803	795
Investments	13,258	12,856	4,131
Accounts receivable, net	19,381	14,530	16,866
Inventories	38,222	35,579	36,848
Prepaid expenses and other	7,013	8,026	6,032
Deferred income taxes	9,501	11,279	9,825
Total current assets	89,374	84,073	74,497

Property, plant and equipment, net	23,045	22,361	17,901

Goodwill	13,872	13,799	13,685
Deferred income taxes	2,712	2,712	9,047
Other assets	373	408	463
Total assets	$129,376	123,353	115,593

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$589	606	115
Trade accounts payable	9,704	9,013	7,789
Accrued expenses	5,488	6,779	4,954
Accrued dividends payable	-	2,159	-
Total current liabilities	15,781	18,557	12,858

Long-term debt, less current installments	31,268	24,350	30,910

Stockholders' equity:
Preferred stock, Series I	6,601	6,601	6,580
Preferred stock, Series J	65,760	65,760	65,760
Common stock	173	172	171
Additional paid-in capital	3,219	3,119	2,483
Retained earnings (accumulated deficit)	6,693	4,891	(3,301)
Accumulated other comprehensive earnings (loss)	(119)	(97)	132
Total stockholders' equity	82,327	80,446	71,825
Total liabilities and stockholders' equity	$129,376	123,353	115,593